Exhibit 99.1

Myers Industries Reports Select Preliminary 2018 Third Quarter Financial Information

Company Expects to Report Full Quarterly Financial Results on November 6

October 4, 2018, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, today announced select preliminary third quarter 2018 financial information.

The Company’s preliminary financial information for the third quarter ended September 30, 2018 is based on unaudited information and is subject to the Company completing its customary quarterly close and review procedures.

•	Net sales of approximately $135 million, flat to the third quarter of last year

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GAAP net loss per diluted share from continuing operations in the range of $0.36 to $0.38, including the impairment charge discussed below, compared with GAAP net income of $0.10 in the third quarter of 2017

•	Adjusted net income per diluted share from continuing operations in the range of $0.14 to $0.16, compared with $0.10 in the third quarter of 2017

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The Company expects to recognize a non-cash, pre-tax impairment charge of $23 million in the third quarter of 2018 related to the sale in 2015 of the Company’s Lawn and Garden business and the associated promissory note (please refer to the paragraph below for additional details)

•	The Company now expects that fiscal year 2018 total sales will be flat to up low-single-digits on a constant currency basis compared with the prior year

“While our third quarter financial performance reflected the traditional seasonal slowdown in the second half of each year, results were further impacted by lower-than-expected sales in the Distribution Segment. Because of continued disappointing performance in this segment, we are reviewing several more aggressive actions and will communicate those actions in the coming weeks,” said Dave Banyard, President and Chief Executive Officer of Myers Industries.

“Within the Material Handling Segment, we also saw a more pronounced slowdown than anticipated in the RV market,” added Mr. Banyard. “Despite these challenges, we continue to generate strong cash flow, and we remain confident about the future outlook for Myers Industries.”

Anticipated Charges Related to HC Companies Promissory Notes and Lease

In February 2015, the Company sold its Lawn and Garden business to an entity controlled by Wingate Partners V, L.P. The terms of the transaction included promissory notes totaling $20 million (the notes) that mature in August 2020. The carrying value of the notes and corresponding accrued interest as of September 30, 2018 was approximately $23 million.

During the third quarter of 2018, management of the Lawn and Garden business, now named HC Companies, Inc. (HC), requested an extension to the maturity of the notes as part of an effort to restructure their debt. The Company believes there is uncertainty about the ability to collect on the notes. As a result, under accounting rules, the Company expects to recognize a non-cash, pre-tax impairment charge of $23 million in the third quarter of 2018 with respect to the notes. Additionally, the Company is a guarantor for one of HC’s facility leases expiring in 2025. Remaining rent payments under the lease total $14 million. The Company is still evaluating the amount of the charge to recognize for this guarantee.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted net income per diluted share from continuing operations, income from continuing operations as adjusted, adjusted income per diluted share from continuing operations, operating income as adjusted, adjusted operating income, adjusted EPS, adjusted EBITDA and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries, Inc.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under- vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact:

Monica Vinay, Vice President, Investor Relations & Treasurer

(330) 761-6212